EXHIBIT 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports Third-Quarter Results
Improvements in Salt Segment Drive Higher Earnings

OVERLAND PARK, Kan. (October 28, 2013) – Compass Minerals (NYSE: CMP) reports the following results of its third-quarter 2013 operations:

•	Net earnings improved 64 percent to $15.4 million, or $0.46 per diluted share, from $9.4 million, or $0.28 per diluted share, in the third quarter of 2012. Excluding special items, the prior-period results were $10.3 million, or $0.31 per diluted share.

•	Sales were $184.7 million compared to $181.0 million in the 2012 third quarter. A 16 percent increase in salt sales was partially offset by a 29 percent decline in specialty fertilizer sales as growers delayed purchasing fertilizer due to recent developments in fertilizer markets.

•	Operating income climbed 64 percent to $23.1 million from $14.1 million in the third quarter of 2012. This improvement was driven primarily by higher salt sales volumes and lower per-unit salt costs.

•	Cash flow from operations for the nine months ended September 30, 2013, was $142.1 million, increasing from $132.2 million in the 2012 period.

•	Adjusted EBITDA* increased to $41.1 million from $29.8 million in the prior-year period and the Adjusted EBITDA margin expanded to 22 percent from 16 percent.

“Our performance this quarter demonstrates the benefits of our balanced portfolio of minerals,” said Fran Malecha, Compass Minerals president and CEO.  “Our salt segment sales are improving as we expected, and we are seeing improved margins as a result of more typical demand. Meanwhile our marketing of the benefits of sulfate of potash over standard potash to growers of specialty crops continues to sustain our premium specialty fertilizer pricing in North America.”

*Earnings before interest, taxes, depreciation and amortization. This is a non-GAAP financial measure.  Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

Compass Minerals

Compass Minerals Financial Results (in millions, except for earnings per share)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Sales	$184.7	$181.0	$742.2	$674.8
Sales less shipping and handling costs (product sales)	140.3	140.1	542.2	497.5
Operating earnings	23.1	14.1	105.3	91.0
Operating margin	13%	8%	14%	13%
Net earnings	15.4	9.4	72.4	58.8
Net earnings, excluding special items*	15.4	10.3	72.4	70.1
Diluted earnings per share	0.46	0.28	2.15	1.75
Diluted earnings per share, excluding special items*	0.46	0.31	2.15	2.09
EBITDA*	41.2	30.1	161.9	133.8
Adjusted EBITDA*	41.1	29.8	158.7	138.2
*These are non-GAAP financial measures.  Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

SALT SEGMENT

Sales of salt products increased to $142.6 million from $122.5 million in the third quarter of 2012. A year-over-year increase in pre-season highway deicing restocking resulted in a 30 percent increase in sales volumes and a more favorable product mix that produced a 2 percent improvement in average selling price. Consumer and industrial sales volumes improved 6 percent year-over-year, while average selling price dropped 1 percent.

Salt segment EBITDA rose 65 percent in the third quarter of 2013 to $36.6 million from $22.2 million in the third quarter of 2012. Excluding the estimated effects of the 2011 Goderich tornado from the 2012 results, salt segment EBITDA would have been $23.1 million in the prior-year quarter. The year-over-year improvement resulted from higher sales volumes as well as lower per-unit costs due to better asset utilization.

Highway Deicing Bids

The North American highway deicing bid season for the 2013-2014 winter is complete. Following the market-wide reduction in North American highway bid volumes last season, this year’s bid volumes have recovered approximately 50 percent of that reduction. Average prices on contracts awarded to the company in its traditional highway deicing markets have declined approximately 3 percent from prices awarded last year, reflecting the negative effects of two consecutive mild winters. The company has also secured lower-value highway deicing sales opportunities with non-traditional deicing customers. These additional volume commitments are expected to increase earnings through margin improvements and better mine utilization rates.

Compass Minerals

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Sales	$142.6	$122.5	$597.4	$496.7
Sales less shipping and handling (product sales)	$102.4	$87.6	$412.4	$339.0
Operating earnings	$25.4	$12.8	$106.5	$78.1
Operating margin	18%	10%	18%	16%
Sales volumes (in thousands of tons):
Highway deicing	1,392	1,070	6,907	5,275
Consumer and industrial	544	511	1,581	1,510
Total salt	1,936	1,581	8,488	6,785
Average sales prices (per ton):
Highway deicing	$47.83	$47.12	$53.77	$53.35
Consumer and industrial	$139.61	$141.01	$142.94	$142.52
Total salt	$73.64	$77.45	$70.38	$73.19

SPECIALTY FERTILIZER SEGMENT

Specialty fertilizer sales declined 29 percent to $39.1 million from $54.9 million in the third quarter of 2012. Sales volumes contracted 32 percent to 61,000 tons from 90,000 tons in the 2012 quarter as growers have delayed purchasing sulfate of potash (SOP) for the fall application season due to price uncertainty throughout much of the North American fertilizer market. However, strategies to differentiate the company’s SOP products from standard potash and to sell product primarily to the highest value North American markets continued to drive average selling prices higher. In the third quarter of 2013, the average selling price increased 5 percent to $646 from $615 in the 2012 period.

Specialty fertilizer segment EBITDA fell to $15.4 million from $18.3 million in the prior-year period due to lower sales volumes and higher per-unit costs. The higher costs were due in part to the company’s purchase of potassium chloride in the spot market to boost production of SOP at its Ogden, Utah, facility when unplanned interruptions reduced production from pond-based feedstock. These purchases also ensure that SOP inventory will be properly positioned in key North American markets for what is expected to be a compressed fall application season. While supplementing SOP production with potassium chloride does increase per-unit costs, it is profitable at the current premium that SOP is able to achieve in the North American market.

Compass Minerals

Specialty Fertilizer Segment Performance (in millions, except for sales volumes and prices per short ton)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Sales	$39.1	$54.9	$137.2	$169.6
Sales less shipping and handling (product sales)	$34.9	$48.9	$122.2	$150.0
Operating earnings	$9.6	$13.1	$39.0	$47.7
Operating margin	25%	24%	28%	28%
Sales volume (in thousands of tons)	61	90	217	277
Average sales price (per ton)	$646	$615	$631	$613

OTHER FINANCIAL HIGHLIGHTS

Selling, general and administrative expenses were $22.7 million in the third quarter, which was 3 percent higher than prior year results. Interest expense in the quarter totaled $4.4 million compared to $4.2 million in the third quarter of 2013.

OUTLOOK

The company continues to expect operating margins to expand in the fourth quarter through improved operating rates in both business segments.

Assuming typical winter weather, the company anticipates salt segment sales volumes of 4 million tons for the fourth quarter. Average selling price for all salt products is expected to be approximately 3 percent lower than 2012 results.

Growers of specialty crops have begun to return to the market for the fall application season. As a result the company expects to generate specialty fertilizer sales volumes of approximately 90,000 to 100,000 tons at average selling prices of approximately $625 per ton in the fourth quarter of 2013.

A summary of Compass Minerals’ third-quarter performance and current outlook is available on the company’s website at www.CompassMinerals.com/Presentation.

Conference Call

The company will discuss its results on a conference call tomorrow morning at 9:00 a.m. ET.  To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 614-0009.  Callers must provide the conference ID number 1212892.  Outside of the U.S. and Canada, callers may dial (913) 643-4075.  Replays of the call will be available on the company’s website for two weeks.  An audio replay will be available on the company’s website for two weeks or may be accessed by phone for seven days at (888) 203-1112, conference ID 1212892.  Outside of the U.S. and Canada, callers may dial (719) 457-0820.

Compass Minerals

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.

Non-GAAP Measures

Management uses a variety of measures to evaluate the company’s and its operating segments performance.  While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.  In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income.  The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects.  EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity.  EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.  The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following table.

Compass Minerals

Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company.  The 2012 special items reflect charges associated with the refinancing of the company’s term loans, the release of tax reserves and the estimated effects of the tornado that struck the company’s salt mine in Goderich, Ontario, in August 2011.  Those effects include lost sales volumes, higher net per-unit production costs and higher net costs to serve customers, including purchased products and logistical inefficiencies, in 2012.  Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.  The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net earnings	$15.4	$9.4	$72.4	$58.8
Interest expense	4.4	4.2	13.2	13.7
Income tax expense	3.4	0.8	22.9	14.1
Depreciation, depletion and amortization	18.0	15.7	53.4	47.2
EBITDA	$41.2	$30.1	$161.9	$133.8
Adjustments to EBITDA:
Other (income) expense(1)	(0.1)	(0.3)	(3.2)	4.4
Adjusted EBITDA	$41.1	$29.8	$158.7	$138.2

(1)	Principally includes interest income and foreign exchange gains and losses in all periods. The nine months ended September 30, 2012, include a charge of $2.8 million related to the refinancing of term loans.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net earnings	$15.4	$9.4	$72.4	$58.8
Estimated losses incurred from tornado, net of taxes and recoveries(1)	−	0.9	−	12.6
Costs to refinance debt, net of taxes(2)	−	−	−	1.7
Tax benefit from income tax audit(3)	−	−	−	(3.0)
Net earnings, excluding special items	$15.4	$10.3	$72.4	$70.1

(1)	In August 2011 the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s net earnings from losses caused by the tornado that have not yet been recovered through insurance. The estimate of $1.2 million and $18.3 million of pre-tax losses ($0.9 million and $12.6 million after applicable income taxes) for the three and nine months ended September 30, 2012, respectively, primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be different than the estimate noted above. Under U.S. generally accepted accounting principles (U.S. GAAP), expected business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to U.S. GAAP.
(2)	In May 2012 we amended and restated our senior secured credit facility and refinanced our term loans into a single term loan for pre-tax costs of $2.8 million ($1.7 million after applicable income taxes).
(3)	In the second quarter of 2012, the company settled a tax audit which resulted in a $3.0 million income tax benefit.

Compass Minerals

Reconciliation for Salt Segment EBITDA and Pro Forma EBITDA (unaudited) (in millions)

	Three months ended September 30,
	2013	2012
Reported GAAP Segment Operating Earnings	$25.4	$12.8
Depreciation, depletion and amortization	11.2	9.4
Segment EBITDA	$36.6	$22.2
Adjustments to EBITDA:
Estimated losses incurred from tornado, net of recoveries (1)	−	0.9
Pro Forma Segment EBITDA	$36.6	$23.1

(1)	In August 2011 the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s net earnings from losses caused by the tornado that have not yet been recovered through insurance. The estimate of $0.9 million for the three months ended September 30, 2012, primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be different than the estimate noted above. Under U.S. generally accepted accounting principles (U.S. GAAP), expected business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to U.S. GAAP.

Reconciliation for Specialty Fertilizer Segment EBITDA (unaudited) (in millions)

	Three months ended September 30,
	2013	2012
Reported GAAP Segment Operating Earnings	$9.6	$13.1
Depreciation, depletion and amortization	5.8	5.2
Segment EBITDA	$15.4	$18.3

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Sales	$184.7	$181.0	$742.2	$674.8
Shipping and handling cost	44.4	40.9	200.0	177.3
Product cost	94.5	103.9	363.2	340.0
Gross profit	45.8	36.2	179.0	157.5

Selling, general and administrative expenses	22.7	22.1	73.7	66.5
Operating earnings	23.1	14.1	105.3	91.0

Other (income) expense:
Interest expense	4.4	4.2	13.2	13.7
Other, net	(0.1)	(0.3)	(3.2)	4.4
Earnings before income taxes	18.8	10.2	95.3	72.9
Income tax expense	3.4	0.8	22.9	14.1
Net earnings	$15.4	$9.4	$72.4	$58.8

Basic net earnings per share	$0.46	$0.28	$2.15	$1.76
Diluted net earnings per share	$0.46	$0.28	$2.15	$1.75
Cash dividends per share	$0.545	$0.495	$1.635	$1.485

Weighted-average common shares outstanding (in thousands): (1)
Basic	33,469	33,110	33,378	33,080
Diluted	33,484	33,138	33,402	33,105

(1)	Excludes participating securities. Participating securities include options, PSUs and RSUs that receive non-forfeitable dividends. Net earnings were allocated to 275,000 and 305,000 participating securities for the three and nine months ended September 30, 2013, respectively, and 419,000 and 426,000 participating securities for the three and nine months ended September 30, 2012.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	September 30,	December 31,
	2013	2012

ASSETS
Cash and cash equivalents	$123.9	$100.1
Receivables, net	96.9	143.7
Inventories	236.3	229.7
Other current assets	32.3	33.4
Property, plant and equipment, net	670.7	645.2
Intangible and other noncurrent assets	152.2	148.5
Total assets	$1,312.3	$1,300.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$3.9	$3.9
Other current liabilities	186.7	195.4
Long-term debt, net of current portion	475.6	478.4
Deferred income taxes and other noncurrent liabilities	120.8	119.4
Total stockholders' equity	525.3	503.5
Total liabilities and stockholders' equity	$1,312.3	$1,300.6

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Nine Months Ended
	September 30,
	2013	2012

Net cash provided by operating activities	$142.1	$132.2

Cash flows from investing activities:
Capital expenditures	(83.1)	(98.9)
Insurance advances for investment purposes, Goderich tornado	11.9	-
Other, net	2.5	(1.0)
Net cash used in investing activities	(68.7)	(99.9)

Cash flows from financing activities:
Principal payments on long-term debt	(2.9)	(386.7)
Issuance of long-term debt	-	387.0
Fees paid to refinance long-term debt	-	(1.8)
Deferred financing costs	-	(2.2)
Dividends paid	(54.9)	(49.7)
Proceeds received from stock option exercises	10.6	1.6
Excess tax benefits from equity compensation awards	0.7	0.9
Net cash used in financing activities	(46.5)	(50.9)

Effect of exchange rate changes on cash and cash equivalents	(3.1)	4.7

Net change in cash and cash equivalents	23.8	(13.9)
Cash and cash equivalents, beginning of the year	100.1	130.3

Cash and cash equivalents, end of period	$123.9	$116.4

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three Months Ended September 30, 2013	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$142.6	$39.1	$3.0	$184.7
Intersegment sales	0.1	1.6	(1.7)	–
Shipping and handling cost	40.2	4.2	–	44.4
Operating earnings (loss)	25.4	9.6	(11.9)	23.1
Depreciation, depletion and amortization	11.2	5.8	1.0	18.0
Total assets (as of end of period)	842.0	393.0	77.3	1,312.3

Three Months Ended September 30, 2012	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$122.5	$54.9	$3.6	$181.0
Intersegment sales	0.2	1.1	(1.3)	–
Shipping and handling cost	34.9	6.0	–	40.9
Operating earnings (loss)	12.8	13.1	(11.8)	14.1
Depreciation, depletion and amortization	9.4	5.2	1.1	15.7
Total assets (as of end of period)	749.7	403.6	84.7	1,238.0

Nine Months Ended September 30, 2013	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$597.4	$137.2	$7.6	$742.2
Intersegment sales	0.6	4.5	(5.1)	–
Shipping and handling cost	185.0	15.0	–	200.0
Operating earnings (loss)	106.5	39.0	(40.2)	105.3
Depreciation, depletion and amortization	32.7	17.6	3.1	53.4

Nine Months Ended September 30, 2012	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$496.7	$169.6	$8.5	$674.8
Intersegment sales	0.6	4.2	(4.8)	–
Shipping and handling cost	157.7	19.6	–	177.3
Operating earnings (loss)	78.1	47.7	(34.8)	91.0
Depreciation, depletion and amortization	28.7	15.6	2.9	47.2

a)	Includes corporate entities, the records management business, other incidental business operations and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.